Exhibit 3.62

                        ARTICLES OF ORGANIZATION OF
                     BANKSTON FORD OF FRISCO, LTD. CO.

         Nathan K. Griffin, a natural person of the age of 18 years or older, adopts the following Articles of Organization for a limited liability company under the Texas Limited Liability Company Act:

                                 ARTICLE 1

         The name of the limited liability company, referred to in these Articles as the "Company," is BANKSTON FORD OF FRISCO, LTD. CO.

                                 ARTICLE 2

         The period of duration of the Company is for fifty (50) years, beginning on the date these Articles of Organization are filed by the Texas Secretary of State.

                                 ARTICLE 3

         The purpose for which the Company is organized is to transact any and all lawful business for which limited liability companies may be organized under the Texas Limited Liability Company Act.

                                 ARTICLE 4

         The address of the Company's principal place of business in Texas is 2391 Preston Road at State Highway 121, Frisco, Texas 75034.

         The name of the Company's initial registered agent is James G. Bankston, who has an address of 4747 LFJ Freeway, Dallas, Texas 75244. The address of the Company's initial registered office is 4747 LBJ Freeway, Dallas, Texas 75244.

                                 ARTICLE 5

         The Company is to be managed by managers, as that term is used in the Texas Limited Liability Company Act. The number of initial mangers of the Company is three (3) and each initial manager shall serve for a term of one year from the date these articles are filed by the Secretary of State. The initial managers are identified as follows:

         James G. Bankston, who has an address of 4747 LBJ Freeway, Dallas, Texas 75244

         Christopher Price, who has an address of 4755 Mc Ewen, Dallas, Texas 75244

         Patrick Lynch, who has an address of 5208 Oak Lake Drive, Dallas, Texas 75287

                                 ARTICLE 6

         The internal affairs of this Company shall be managed in accordance with the initial regulations and the initial operating agreement between the members of the Company.

                                 ARTICLE 7

         The name of the initial organizer is Nathan K. Griffin, whose address is 1201 Main Street, Suite 1414, Dallas, Texas 75202.